Exhibit 10.1

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and among

NUTRITION & BIOSCIENCES, INC.,

DUPONT DE NEMOURS, INC.,

and

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Dated as of December 15, 2019

i

ii

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of December 15, 2019, by and among DuPont de Nemours, Inc., a Delaware corporation (“Remainco”), Nutrition & Biosciences, Inc., a Delaware corporation (“Spinco”), and International Flavors & Fragrances Inc., a New York corporation (“RMT Partner”). Each of Remainco, Spinco and RMT Partner is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, Remainco intends to separate the Spinco Business from the Remainco Business and to cause (i) the Spinco Employee Assets to be transferred to Spinco and other members of the Spinco Group (to the extent necessary), (ii) the Spinco Employee Liabilities to be Assumed by Spinco and other members of the Spinco Group (to the extent necessary), (iii) the Remainco Employee Assets to be transferred to Remainco (to the extent necessary) and (iv) the Remainco Employee Liabilities to be Assumed by Remainco (to the extent necessary), upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner (the “Separation Agreement”) and the other Transaction Agreements;

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned Subsidiary of RMT Partner, shall be merged with and into Spinco, with Spinco as the surviving entity, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and Merger Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Capitalized terms used in this Agreement but not defined herein shall have the respective meanings ascribed to them in the Separation Agreement. The Schedules to this Agreement may modify any provision of this Agreement.

ARTICLE I

GENERAL PRINCIPLES

Except as set forth otherwise in this Agreement, the following general principles set forth in this Article I shall apply:

Section 1.01 In-Scope Active Employees.

(a) For purposes of this Agreement, “Spinco Employee” means:

(i) each individual who as of the date hereof is primarily dedicated to the Spinco Business or the Polysaccharides Business (not including any individual in a shared corporate or functional role set forth on Schedule 1.01(a)(ii)) as identified on the employee census that has been made available by Remainco to RMT Partner pursuant to Section 6.14(d) of the Merger Agreement (each a “Spinco Dedicated Employee”), assuming continued employment through the Spinco Distribution and subject to any Permitted Transfers;

(ii) each individual identified through a process for talent selection, which shall be mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed) upon by the Parties within sixty (60) days of the date hereof, to fill a shared corporate or functional department listed (by national jurisdiction and number of positions) on Schedule 1.01(a)(ii);

(iii) any individual hired by Remainco prior to the Spinco Distribution, to the extent permitted by Section 8.2(b)(xii) of the Merger Agreement;

(iv) any other individual whose employment, by operation of applicable Law or the terms of a Spinco Labor Agreement without the taking of any action by Remainco or any of its affiliates, is automatically transferred to the Spinco Group on or before the Spinco Distribution Date; and

(v) each other individual mutually identified by Spinco, Remainco and RMT Partner;

in each case of clauses (i) through (v), exclusive of Non-Consenting Employees or any individual who, after good faith consultation with each other, RMT Partner and Remainco mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed), acting reasonably and in good faith, was inappropriately identified for employment with a member of the Spinco Group in accordance with the above criteria.

Within 180 days of the date hereof and again ninety (90) days thereafter, Remainco will make available to the Chief Human Resources Officers of Spinco (or such other individual identified by Spinco) and RMT Partner (or such other individual identified by RMT Partner) an updated census, pursuant to Section 6.14(d) of the Merger Agreement, listing each individual expected to be a Spinco Employee. Within five (5) Business Days prior to the Spinco Distribution, Remainco will make available to each such person an updated and final census, pursuant to Section 6.14(d) of the Merger Agreement, listing each Spinco Employee by employee identification number and national jurisdiction and at such time such census shall include the following additional information: (i) age or date of birth (unless prohibited by applicable Law), (ii) target annual cash bonus opportunity for 2020, (iii) target long-term incentive opportunity for 2020, (iv) whether such Spinco Employee is on long-term or short-term disability leave (which may be provided in a separate document), and (v) accrued vacation (which may be provided in a separate document). Simultaneous with such delivery, Remainco will provide to RMT Partner the names of each Spinco Employee listed on the census or a means of identification to enable RMT Partner to identify such individuals by name. At the same time of any census delivery contemplated hereby, Remainco shall separately identify for RMT Partner any individual who ceased to be a Spinco Dedicated Employee by reason of a Permitted Transfer and the type of Permitted Transfer.

(b) Except to the extent otherwise provided in Section 1.01(c) and Section 1.01(d) of this Agreement, effective no later than immediately before the Spinco Distribution, (i) Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause each Spinco Employee to cease to be employed by a member of the Remainco Group (if applicable) and to be employed by a member of the Spinco Group, (ii) Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause any individual who is employed by Spinco or a member of the Spinco Group who is not properly identified as a Spinco Employee to be employed by Remainco or a member of the Remainco Group, and (iii) except to the extent prohibited by applicable Law or by an applicable Spinco Labor Agreement, Remainco shall, or shall cause the respective members of its Group to, cause the employment of each Non-Consenting Employee to be terminated.

(c) To the extent any applicable Law, Governmental Entity, Employee Representative Body or consultation obligation prevents a member of the Spinco Group from employing as of the Spinco Distribution Date an individual otherwise identified as a Spinco Employee (each such employee, a “Delayed Employment Employee”), Remainco and Spinco shall, or shall cause the respective members of their Groups to, cause such individual to be employed by a member of the Spinco Group on the earliest permissible date following the Spinco Distribution Date (the “Delayed Employment Date”). The obligations under this Agreement of Spinco in respect of a Delayed Employment Employee shall not commence unless and until the Delayed Employment Date occurs; provided, however, upon a Delayed Employment Employee’s Delayed Employment Date, as applicable, all Employee Liabilities pertaining to such Delayed Employment Employee including those arising between the Spinco Distribution Date and the Delayed Employment Date shall be Assumed by a member of the Spinco Group.

(d) Except to the extent otherwise required by applicable Law (including applicable Laws pertaining to automatic transfers of employees) or a Spinco Labor Agreement, no Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date shall be employed by a member of the Spinco Group on the Spinco Distribution Date. Subject to the foregoing, Remainco and Spinco shall cause any Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date who returns to active duty employment (with or without any accommodations required by applicable Law), either (i) within the timeframe specified by applicable Law, applicable policy of the Remainco Group or Spinco Group in effect as of the date hereof that applies to employees of Remainco generally in a particular jurisdiction and has been (or a summary of which including the timeframe has been) provided to RMT Partner, or applicable Spinco Labor Agreement, or (ii) if no such timeframe is specified by such applicable Law, applicable policy or applicable Spinco Labor Agreement, within six (6) months following the Spinco Distribution Date (each a “Returning STD/LTD Employee”), to be employed by a member of the Spinco Group effective as of the date on which such employee returns to active duty employment (the “Return from STD/LTD Date”). Except to the extent otherwise required by applicable Law (including applicable Laws pertaining to automatic transfers of employees) or a Spinco Labor Agreement, the obligations of Spinco under this Agreement in respect of a Spinco Employee who is an STD/LTD Employee as of the Spinco Distribution Date shall not commence unless and until his or her Return from STD/LTD Date, as applicable; provided, however, for the avoidance of doubt, except as otherwise provided in this Agreement, effective as of such Returning STD/LTD Employee’s Return from STD/LTD Date (if any), Spinco shall, or shall cause a member of the Spinco Group to, Assume (and shall reimburse Remainco or the applicable member of the Remainco Group for) all other Spinco Employee Liabilities pertaining to any Spinco Employee who is a Returning STD/LTD Employee. All Employee Liabilities pertaining to any Spinco Employee who was an STD/LTD Employee as of the Spinco Distribution Date and does not qualify as a Returning STD/LTD Employee shall be Assumed by Remainco or the appropriate member of the Remainco Group and shall be deemed Remainco Employee Liabilities.

Section 1.02 Employee Liabilities.

(a) Spinco Employee Liabilities. Spinco shall, or shall cause a member of the Spinco Group to, Assume all of the Spinco Employee Liabilities.

(b) Remainco Employee Liabilities. Remainco shall, or shall cause a member of the Remainco Group to, Assume all of the Remainco Employee Liabilities.

(c) Liabilities for Non-Consenting Employees. Except to the extent otherwise provided in this Agreement (including, without limitation, Section 1.08(b) of this Agreement), Remainco shall, or shall cause a member of the Remainco Group to, Assume all of the Employee Liabilities related to any Non-Consenting Employee.

(d) Multi-Claimant Actions.

(i) For the avoidance of doubt, in connection with any Action or threatened Action against Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group jointly brought by or on behalf of at least one job applicant, current or former employee, or individual service provider of the Remainco Group (other than a Spinco Employee or Former Spinco Business Employee) (“Remainco Claimant(s)”) and at least one Spinco Employee or Former Spinco Business Employee (“Spinco Claimant(s)”), except to the extent the Employee Liabilities arising out of such Action or threatened Action are otherwise allocated in this Agreement or any other Transaction Agreement, Remainco shall, or shall cause a member of the Remainco Group to, Assume all Employee Liabilities attributed in the Action or threatened Action to the Remainco Claimant(s), and Spinco shall, or shall cause a member of the Spinco Group to, Assume all Employee Liabilities attributed in the Action or threatened Action to the Spinco Claimant(s); provided, however, in the event Employee Liabilities in such Action or threatened Action are not specifically attributed to Remainco Claimant(s) or Spinco Claimant(s), the total Employee Liabilities arising out of the Action or threatened Action shall be divided on a pro rata basis by the total number of Remainco Claimant(s) and Spinco Claimant(s) to determine the amount of Liabilities Remainco (or a member of the Remainco Group) shall Assume with respect to each of the Remainco Claimant(s) and Spinco (or a member of the Spinco Group) shall Assume with respect to each of the Spinco Claimant(s).

(ii) Subject to the foregoing,

(A) if the reasonable estimate of Remainco’s potential Liability exposure exceeds the reasonable estimate of Spinco’s potential Liability exposure, as reasonably determined by the Parties acting in good faith, in such Action or threatened Action, Remainco shall, or shall cause a member of the Remainco Group to, assume and control the defense of such Action or threatened Action and shall otherwise have the rights and obligations of the “Indemnifying Party” under Section 7.4 of the Separation Agreement (while the Spinco Group shall have the rights and obligations of the “Indemnitee” under Section 7.4 of the Separation Agreement); and

(B) if the reasonable estimate of Spinco’s potential Liability exposure exceeds the reasonable estimate of Remainco’s potential Liability exposure, as reasonably determined by the Parties acting in good faith, in such Action or threatened Action, Spinco shall, or shall cause a member of the Spinco Group to, assume and control the defense of such Action or threatened Action and shall otherwise have the rights and obligations of the “Indemnifying Party” under Section 7.4 of the Separation Agreement (while the Remainco Group shall have the rights and obligations of the “Indemnitee” under Section 7.4 of the Separation Agreement).

Section 1.03 Pay and Benefits.

(a) In General. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement as in effect on the date hereof, (x) with respect to subclauses (i), (ii), (iv) and (v) below, for the period commencing on the Spinco Distribution Date and ending on the eighteen (18) month anniversary of the Spinco Distribution Date, and (y) with respect to subclause (iii) below, in respect of the first annual equity grant cycle of RMT Partner that occurs immediately following the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Employee with:

(i) base pay or wage rate no less than the base pay or wage rate such employee received immediately prior to the Spinco Distribution Date,

(ii) a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such employee received immediately prior to the Spinco Distribution Date,

(iii) a target long-term incentive award opportunity substantially comparable to the target long-term incentive award opportunity (if any) such employee received in respect of the ordinary course grant cycle of Remainco that occurred immediately prior to the Spinco Distribution Date,

(iv) employee benefits that are substantially no less favorable in the aggregate than the employee benefits such employee received in the ordinary course immediately prior to the Spinco Distribution Date, excluding defined benefit pension benefits (other than for Spinco Employees who immediately prior to the Spinco Distribution Date participate in defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i)), post-retirement medical and life insurance, equity, equity-based and other long-term incentive compensation opportunities and any transaction-based retention, change in control, incentive or other similar payments, and

(v) paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such employee received immediately prior to the Spinco Distribution Date.

For the avoidance of doubt, except to the extent otherwise provided in the Transaction Agreements, nothing herein shall restrict the right of any Spinco Entities or the RMT Partner to terminate the employment of any Spinco Employee; provided that any such termination is effected in accordance with any requirements (if any) under applicable Law, the applicable Benefit Plans or applicable Spinco Labor Agreement.

(b) Severance. Without limiting subsection (a) above, except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, for the eighteen (18) month period immediately following the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to provide each Spinco Employee whose employment terminates in such period with cash severance no less favorable than the cash severance such employee would have received upon any such Spinco Employee’s termination of employment under the same or similar circumstances immediately prior to the Spinco Distribution Date pursuant to the non-statutory severance arrangements in effect as of the date hereof that Remainco sets forth in Schedule 1.03(b) not more than ninety (90) days following the date hereof, factoring in his or her additional length of service and changes in his or her eligible pay between the Spinco Distribution Date and the date of his or her termination, but without regard to any period of service before the Spinco Distribution Date that was taken into account in determining the amount of cash Severance actually previously paid or provided (including in connection with the Spinco Distribution or the Merger) by Remainco, Spinco, or any member of their respective Groups in respect of such period.

Section 1.04 Enrollment into Spinco Benefit Plans as of the Spinco Distribution Date.

(a) Enrollment in Benefit Plans. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, or as otherwise provided in any Transaction Agreement, other than with respect to the Delayed Employment Employees and the STD/LTD Employees, on or before the Spinco Distribution Date:

(i) Remainco shall, or shall cause the applicable member of the Remainco Group to, take commercially reasonable actions to cause each Spinco Employee to cease to be an active participant in any Remainco Benefit Plan effective as of the Spinco Distribution Date; and

(ii) Spinco shall, or shall cause the applicable member of the Spinco Group to, take commercially reasonable actions to cause, effective as of the Spinco Distribution Date, each Spinco Employee to be eligible to commence participation in all Spinco Benefit Plans and Spinco Future Benefit Plans for which he or she is eligible; provided that the applicable Spinco Employee’s commencement of participation in Spinco Benefit Plans or Spinco Future Benefit Plans, as applicable, shall in all cases be subject to such Spinco Employee’s satisfaction of any enrollment, election and other applicable requirements for participation. The foregoing notwithstanding, Spinco and Remainco shall consult with RMT Partner prior to the establishment of any Spinco Benefit Plan or Spinco Future Benefit Plan and RMT Partner may elect, at any time prior to the Spinco Distribution Date, to designate an RMT Partner sponsored plan as the applicable Spinco Benefit Plan or Spinco Future Benefit Plan in lieu of Spinco’s establishment of a new plan.

(b) Waiver of Limitations. (i) With respect to any Spinco Benefit Plan or Spinco Future Benefit Plan that is self-insured, Spinco shall, and shall cause the applicable member of the Spinco Group to, and (ii) with respect to each other Spinco Benefit Plan or Spinco Future Benefit Plan, Spinco shall use commercially reasonable efforts to, or to cause the applicable member of the Spinco Group or other Persons to,:

(A) waive any limitations as to preexisting conditions, evidence of insurability, exclusions, actively at work requirements, and waiting periods with respect to participation and coverage requirements for each Spinco Employee under his or her respective Spinco Benefit Plans and Spinco Future Benefit Plans; and

(B) credit each Spinco Employee, for the plan year in which the Spinco Distribution occurs, with the amount of any co-insurance, deductibles and out-of-pocket maximums he or she paid prior to the Spinco Distribution Date during such plan year.

Section 1.05 Length of Service Crediting. Except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, or as otherwise provided in this Agreement, Spinco shall, or shall cause the applicable member of the Spinco Group to, recognize all service before the Spinco Distribution Date (or, as applicable, a Delayed Employment Employee’s later Delayed Employment Date or an STD/LTD Employee’s later Return from STD/LTD Date) of any Spinco Employee with any member of the Remainco Group or Spinco Group and with any predecessor employer (to the extent such predecessor employer service was taken into account under an applicable Remainco Benefit Plan and indicated on the applicable census provided to the Spinco Group pursuant to Section 1.01 hereof as the Spinco Employee’s period of service) for purposes of eligibility to participate and vesting and, solely, with respect to severance, vacation plans and, defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i), benefit accrual under any Spinco Benefit Plans or Spinco Future Benefit Plans in which the Spinco Employee is, or in which the Spinco Employee becomes, eligible to participate on or after the Spinco Distribution Date (provided that vacation attributable to imputed or pre-employment service may be credited as other paid time off); provided, that, notwithstanding the foregoing, except to the extent otherwise required by applicable Law or a Spinco Labor Agreement, RMT Partner, Spinco and each member of the Spinco Group shall not be required to recognize such service (w) for purposes of benefit accruals under any Spinco Benefit Plans or Spinco Future Benefit Plans to the extent that they are defined benefit pension plans other than those defined benefit pension plans to be Assumed (in whole or part) by Spinco pursuant to Section 1.06(a) or Section 1.06(c)(i), (x) for purposes of RMT Partner benefit plans that are frozen or for which participation is limited to, as of immediately prior to the Closing, a grandfathered population, (y) in respect of other post-employment benefit plans, exclusive of severance, whose Liabilities are not Assumed by a member of the Spinco Group, or (z) to the extent doing so would result in the duplication of benefits, including, for the avoidance of doubt, any period of service before the Spinco Distribution Date that was taken into account in determining any such benefit previously paid or provided by Remainco, Spinco, or any member of their respective Groups in respect of such period (such as, by way of illustration and not limitation, Severance paid or previously provided by Remainco in respect of a period prior to the Spinco Distribution Date).

Section 1.06 Benefit Plan Assumption Generally.

(a) In General. Except as otherwise provided in subsections (b), (c) and (d) below, Remainco and Spinco shall cooperate to provide that to the extent required to implement the provisions of this Agreement, unless otherwise prohibited by applicable Law (subject to Section 1.15(b)), there shall be:

(i) in respect of all or any portion of any Remainco Benefit Plans that the Parties have agreed pursuant to this Agreement are Spinco Employee Liabilities, a Transfer of such Spinco Employee Liabilities and, as applicable, any related Assets that are dedicated to satisfaction of such Liabilities by Remainco or any member of the Remainco Group to a member of the Spinco Group in respect of such Remainco Benefit Plan and the related Assumption by a member of the Spinco Group of such Liabilities and Assets, and

(ii) in respect of all or any portion of any Spinco Benefit Plans that the Parties have agreed pursuant to this Agreement are Remainco Employee Liabilities, a Transfer of such Remainco Employee Liabilities and, as applicable, any related Assets that are dedicated to satisfaction of such Liabilities by Spinco or any member of the Spinco Group to a member of the Remainco Group in respect of any Spinco Benefit Plan and the related Assumption by a member of the Remainco Group of such Liabilities and Assets.

(b) Non-Transferring Plans. Notwithstanding anything in this Agreement to the contrary, there shall be no Transfer of Assets or Liabilities to Spinco or any member of the Spinco Group, and Remainco shall take all necessary action to Assume all Assets and Liabilities, in respect of the Remainco Pension Restoration Plan.

(c) Certain Pension Plans. Notwithstanding anything in this Agreement to the contrary:

(i) Except as otherwise provided in Section 1.06(c)(ii) or Section 1.06(c)(iii), Spinco shall Assume all Liabilities (and any attributable Assets) in respect of (A) any defined benefit pension plans principally maintained by a member of the Spinco Group and (B) the defined benefit pension plans listed on Schedule 1.06(c)(i). Within sixty (60) days following the date hereof, Remainco shall provide RMT Partner with a list of all defined benefit pension plans to be Assumed (in whole or part by Spinco) pursuant to Section 1.06(a) or this Section 1.06(c)(i).

(ii) Remainco shall Assume all Liabilities (and any attributable Assets) in respect of defined benefit pension plans maintained by any member of the Remainco Group or Spinco Group in Belgium, Canada, Netherlands, the United Kingdom and the United States.

(iii) Remainco shall Assume all Liabilities (and any attributable Assets) in respect of Former Spinco Business Employees under:

(A) defined benefit pension plans maintained by any member of the Remainco Group or Spinco Group in France, Germany, Japan, Luxembourg, Mexico and Switzerland; and

(B) any obligation in effect as of the Spinco Distribution to provide COBRA continuation coverage, pursuant and subject to the terms thereof (including any entitlement to modify or eliminate such coverage), to the extent the Former Spinco Business Employees are in the U.S. and entitled thereto as of the Spinco Distribution Date.

(d) Certain Transferee Pensions. Effective not later than the Spinco Distribution Date, Remainco may seek consent for and effective as of the Spinco Distribution Date may cause (subject to obtaining any required Consent) a distribution of benefits under the Remainco Pension Policy for Transferees or the Remainco Transferee Pension Guide attributable to Spinco Employees who as of immediately before the Spinco Distribution are participants in such respective arrangements, in any event subject to reimbursement of Remainco by Spinco up to $100,000 (to the extent there are no related Assets dedicated to the satisfaction of such Liabilities).

(e) Retention Benefits. Remainco shall Assume all Liability for all retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments in respect of the transactions contemplated by the Transaction Agreements set forth on Schedule 1.06(e) or that are otherwise vested, payable or paid to any Spinco Employee or Former Spinco Employee on or before March 31, 2021. To the extent not otherwise paid by Spinco, RMT Partner or their respective Affiliates (other than members of the Remainco Group) by their terms in the first instance, Spinco shall reimburse Remainco for retention awards, special bonus, retention payment, transaction bonus, change in control bonus or similar payments in respect of the transactions contemplated by the Transaction Agreements that are first vested, paid or payable after March 31, 2021.

Section 1.07 Vacation.

(a) Assumed Vacation Liabilities. Except to the extent prohibited by applicable Law or a Spinco Labor Agreement, effective as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable member of the Spinco Group to, Assume all Liabilities for earned but unused vacation benefits of the Spinco Employees through the Spinco Distribution Date (the “Spinco Assumed Vacation Liabilities”). Except for any such earned but unused vacation benefits paid out to Spinco Employees, including pursuant to Section 1.07(b) or Section 2.01 hereof, Spinco shall not, and shall not permit any member of the Spinco Group to, take away from any Spinco Employee any such earned but unused vacation benefits to the extent such earned but unused vacation benefits were not subject to forfeiture in accordance with the terms and conditions of the applicable vacation policy of Remainco or Spinco or its respective Subsidiary pursuant to which they were earned as in effect on the date hereof and made available to RMT Partner prior to the date hereof.

(b) Payment of Vacation Benefits Where Required by Law. Notwithstanding anything to the contrary in this Agreement, where required by applicable Law or a Spinco Labor Agreement, as soon as administratively practicable following the Spinco Distribution Date (and no later than the earlier of the dates required by applicable Law or the applicable Spinco Labor Agreement), Remainco shall, or shall cause the applicable member of the Remainco Group to, pay out all earned but unused vacation benefits (in addition to U.S. Grandfathered Time) to each Spinco Employee entitled to be paid such benefits by reason of the occurrence of any of the Spinco Distribution, any internal reorganization to facilitate the Separation, or the Merger, and, Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the amount of any such payments.

Section 1.08 Severance.

(a) Except as set forth in Section 1.08(b), Spinco shall Assume all Liabilities for Severance payable to any Spinco Employee following the Spinco Distribution.

(b) Remainco or the applicable member of the Remainco Group shall Assume all Liabilities for Severance payable to any (i) Spinco Employee or Former Spinco Business Employee solely by reason of the occurrence of any of the Spinco Distribution, any internal reorganization to facilitate the Separation, or the Merger or (ii) Non-Consenting Employee, in each case, pursuant to the Remainco Severance Plan, as applicable, and otherwise pursuant to applicable Law, the applicable Spinco Labor Agreement or the applicable individual employment Contract to any Non-Consenting Employee; provided that Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the lesser of fifty percent (50%) or five million dollars ($5,000,000) of the aggregate amount of any such Severance required to be paid (including, for the avoidance of doubt, to Non-Consenting Employees who are terminated) and actually paid by Remainco; provided, further, that Spinco shall not be obligated to reimburse Remainco or the applicable member of the Remainco Group for Severance payable to any Non-Consenting Employee to the extent the employment of the relevant Non-Consenting Employee has not been terminated within three (3) months following the Spinco Distribution or such later period required by applicable Law, Spinco Labor Agreement or Contract.

Section 1.09 Annual Cash Incentives.

(a) Annual cash incentive compensation earned or accrued by a Spinco Employee or Former Spinco Business Employee for the fiscal year preceding the fiscal year in which the Spinco Distribution occurs and remains unpaid as of immediately prior to the Spinco Distribution pursuant to the cash incentive compensation plan or program shall be a Liability Assumed and paid by Remainco prior to the Spinco Distribution Date.

(b) Annual cash incentive compensation earned or accrued by any Spinco Employee or Former Spinco Business Employee for the fiscal year in which the Spinco Distribution occurs shall be paid by Spinco or a member of the Spinco Group, as applicable, pursuant and subject to the terms and conditions of the applicable Spinco cash incentive compensation plan or policy in effect in respect of such year and in the ordinary course of business consistent with past practice. The foregoing notwithstanding, RMT Partner, subject to the requirements of Section 1.03, in consultation with Spinco, acting reasonably and in good faith, may adjust any of the performance metrics or goals applicable to such annual cash incentive opportunity as it deems necessary or appropriate to take into account the transactions contemplated by the Transaction Agreements.

Section 1.10 Equity Awards. Spinco, Remainco and RMT Partner shall each take all actions necessary or appropriate so that each Conversion Equity Award shall be adjusted and converted as set forth in this Section 1.10 effective as of the Closing. Following the Closing, any reference in or in respect of a Conversion Equity Award to a “change in control” or similar term shall be deemed to refer to such a “change in control” in respect of RMT Partner that occurs following the Closing (which, for the avoidance of doubt, will not include the consummation of any of the transactions contemplated by the Transaction Agreements). For the avoidance of doubt, none of the Conversion Equity Awards will participate in, or otherwise be adjusted in light of, the Spinco Distribution.

(a) Options and Stock Appreciation Rights. Each Conversion Equity Award that is a Remainco Option or Remainco Stock Appreciation Right shall be converted into an RMT Partner Option or an RMT Partner Stock Appreciation Right, as applicable, and shall otherwise be subject to the same terms and conditions after the Closing as the terms and conditions applicable to the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing; provided, however, that from and after the Closing:

(i) the number of shares of RMT Partner Common Stock subject to such RMT Partner Option or RMT Partner Stock Appreciation Right shall be equal to the product obtained by multiplying (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing by (B) the Equity Adjustment Ratio, with such number rounded down to the nearest whole number of shares; and

(ii) the per share exercise price of such RMT Partner Option or RMT Partner Stock Appreciation Right shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Remainco Option or Remainco Stock Appreciation Right immediately prior to the Closing by (B) the Equity Adjustment Ratio, with such value rounded up to the nearest whole cent.

(b) RSU Awards. Each Conversion Equity Award that is a Remainco RSU Award shall be converted into an RMT Partner RSU Award, and shall otherwise be subject to the same terms and conditions (excluding from and after the Closing any rights to dividend equivalents) after the Closing as the terms and conditions applicable to the corresponding Remainco RSU Award immediately prior to the Closing; provided, however, that from and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco RSU Award related immediately prior to the Closing by (ii) the Equity Adjustment Ratio.

(c) Performance Share Units. Each Conversion Equity Award that is a Remainco PSU Award shall be converted into an RMT Partner RSU Award in accordance with this subsection (c). For purposes of determining the number of shares of Remainco Common Stock subject to the Remainco PSU Award, the performance criteria under the Remainco PSU Award shall be deemed satisfied at the actual level of performance immediately preceding the Closing (as determined by the People and Compensation Committee of the Board of Directors of Remainco in its reasonable good faith discretion). From and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner RSU Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (A) such number of shares of Remainco Common Stock by (B) the Equity Adjustment Ratio. The RMT Partner RSU Award otherwise shall be subject to the same terms and conditions (excluding from and after the Closing any rights to dividend equivalents) after the Closing as the terms and conditions applicable to the corresponding Remainco PSU Award immediately prior to the Closing.

(d) Restricted Stock Awards. Each Conversion Equity Award that is a Remainco Restricted Stock Award (if any) shall be converted into an RMT Partner Restricted Stock Award and shall otherwise be subject to the same terms and conditions after the Closing as the terms and conditions applicable to the corresponding Remainco Restricted Stock Award immediately prior to the Closing; provided, however, that from and after the Closing, the number of shares of RMT Partner Common Stock to which such RMT Partner Restricted Stock Award relates shall be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (i) the number of shares of Remainco Common Stock to which the corresponding Remainco Restricted Stock Award related immediately prior to the Closing by (ii) the Equity Adjustment Ratio.

(e) Registration and Other Regulatory Requirements. Promptly following the Closing, RMT Partner shall file a registration statement on Securities and Exchange Commission Form S-8 and Form S-3 (or other available form) with respect to the shares of RMT Partner Common Stock authorized for issuance from and after the Closing under Conversion Equity Awards, and RMT Partner shall use commercially reasonable efforts to maintain after the Closing effective registration statements with the Securities and Exchange Commission with respect to Conversion Equity Awards. The Parties shall take such commercially reasonable additional actions as are deemed necessary or advisable by the Parties to comply with securities Laws and other legal requirements associated with equity compensation awards in the U.S. and affected non-U.S. jurisdictions with respect to the shares of RMT Partner Common Stock authorized for issuance under Conversion Equity Awards, including the substitution of cash settlement, where RMT Partner determines, following good faith consultation with Remainco, that applicable Law or Tax considerations prohibit or make commercially impracticable settlement in RMT Partner Common Stock or, as determined by RMT Partner, following good faith consultation with Remainco, would otherwise frustrate the intent of this Section 1.10.

(f) Certain Additional Considerations.

(i) The Parties shall use commercially reasonable efforts to make the adjustments described in this Section 1.10 in accordance with Sections 409 and 424 of the Code, if and to the extent applicable.

(ii) Spinco shall take commercially reasonable efforts to inform Remainco of a termination of employment that occurs before March 1, 2021 in respect of any holder of a Conversion Equity Award who is listed by Remainco on Schedule 1.10(f)(ii) not more than ninety (90) days following the date hereof, to the extent reasonably necessary for Remainco to administer equity awards issued to such holder by Corteva, Inc. or Dow Inc.

(g) Settlement, Delivery; Tax Reporting and Withholding.

(i) From and after Closing, RMT Partner shall have sole responsibility for the settlement of and/or delivery of shares of RMT Partner Common Stock pursuant to Conversion Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of RMT Partner Options.

(ii) Upon the vesting, payment or settlement, as applicable, of Conversion Equity Awards, RMT Partner shall be solely entitled to a Tax deduction in respect of, and shall be solely responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Entity.

Section 1.11 Welfare Benefit Claims.

(a) Spinco shall Assume Liability for any claims under any Remainco Benefit Plan that is a welfare benefits plan that were incurred prior to the Spinco Distribution Date with respect to each Spinco Employee and Former Spinco Business Employee.

(b) Remainco shall Assume Liability for any claims under any Spinco Benefit Plan that is a welfare benefits plan that were incurred prior to the Spinco Distribution Date with respect to each Remainco Employee.

Section 1.12 Labor Matters.

(a) Notwithstanding anything to the contrary in this Agreement, as of the Spinco Distribution Date, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume, in accordance with their terms, each of the Spinco Labor Agreements covering Spinco Employees as of immediately prior to the Spinco Distribution; provided, however, in the event any such Spinco Labor Agreement also covers any Remainco Employees, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume such Spinco Labor Agreement only with respect to Spinco Employees and Remainco shall, or shall cause the applicable members of the Remainco Group to Assume such Spinco Labor Agreement only with respect to Remainco Employees. For the avoidance of doubt, nothing in this Section 1.12(a) shall prohibit Spinco or the applicable members of the Spinco Group from amending, modifying or terminating a Spinco Labor Agreement in accordance with its terms and applicable Law.

(b) Without prejudice to Section 2.15 of the Separation Agreement (for France), as regards employment-related information and consultation requirements the following shall apply:

(i) Remainco, Spinco and RMT Partner, respectively, shall, and shall cause its Subsidiaries to, fully comply with all of its obligations to inform and consult with respect to the transactions contemplated under the Transaction Agreements with, and in respect of, (A) the Spinco Employees, (B) any Employee Representative Body, and (C) any governmental labor agency. Remainco, Spinco and RMT Partner shall, and shall cause its Subsidiaries to, take such steps as are required by applicable Law or Spinco Labor Agreement, or as are otherwise reasonably required by any other Party or any of its Subsidiaries, to facilitate compliance with such information and consultation obligations, including timely providing all documents and information necessary to complete such information and/or consultation requirements.

(A) In the event an employee information letter is required under applicable Law with respect to Spinco Employees transferring automatically by operation of applicable Law, such letter shall be jointly prepared by RMT Partner, Remainco and Spinco or their relevant Subsidiaries and delivered in a manner that any applicable consent period or objection period required by applicable Law, respectively, will have expired prior to the date on which the automatic transfer of the respective employment relationship will become effective unless the relevant Spinco Employee objects to, opts out of, refuses to Consent to, or otherwise fails to acquiesce to, such transfer or such other date as agreed by RMT Partner, Remainco and Spinco; provided, however, that RMT Partner, Remainco and Spinco or their relevant Subsidiaries shall have the right to approve any such letter before it is provided to Spinco Employees.

(B) In case Remainco or any member of the Remainco Group or Spinco or any member of the Spinco Group is required under applicable Law or Spinco Labor Agreement to negotiate any agreement with the applicable Employee Representative Body or governmental labor agency prior to the Closing Date with respect to the transactions contemplated under the Transaction Agreements, Remainco or Spinco, respectively, shall, and shall cause its relevant Subsidiaries to, keep RMT Partner fully informed about the course of negotiations on a regular ongoing basis and obtain RMT Partner’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) before executing any final agreement that would materially increase aggregate costs with respect to employees of the Spinco Business or impose any material restriction on collective workforce restructurings for any member of the Spinco Group. For the avoidance of doubt, nothing in this Section 1.12(b)(i)(B) shall limit the rights of Remainco or any member of the Remainco Group or Spinco or any member of the Spinco Group from establishing, adopting, entering into, terminating or materially amending any Collective Bargaining Agreement to the extent permitted by Section 8.2(b)(xi) of the Merger Agreement.

(ii) Between the date of this Agreement until the Closing Date, Remainco or Spinco, respectively, shall, and shall cause its relevant Subsidiaries to, coordinate and cooperate with and assist RMT Partner in any material communications with any Employee Representative Body or governmental labor agency, with respect to the transactions contemplated under the Transaction Agreements; provided that (i) RMT Partner provides reasonable time for Remainco or Spinco, and its relevant Subsidiary, to review and comment on any such communication and take due consideration of any reasonable comments of Remainco or Spinco, and (ii) Remainco or Spinco, and its relevant Subsidiary, and RMT Partner mutually agree to any such communication (which approval is not needed in case of specific content required by applicable Law).

Section 1.13 Non-Solicitation.

(a) Remainco agrees that, for a period of twenty-four (24) months after the Spinco Distribution Date (the “Non-Solicitation Period”), it shall not, and shall cause each member of the Remainco Group not to, without the prior written Consent of RMT Partner, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, consultant or otherwise) any individual who (A) is a Spinco Employee, or any employee of Spinco or any of its Subsidiaries as of immediately following the Spinco Distribution or any time thereafter, other than any such employee whose employment with Spinco and its Subsidiaries following the Spinco Distribution has been involuntarily terminated, (B) is a Former Spinco Business Employee whose employment with Remainco, Spinco or their respective Subsidiaries terminated at any time during the period commencing eighteen (18) months prior to the Spinco Distribution Date, (C) is a Non-Consenting Employee who received severance pay or benefits as a result of being a Non-Consenting Employee or (D) is an employee of RMT Partner or its Subsidiaries as of the date hereof first introduced or first made known to Remainco or first encountered by Remainco in connection with the transactions contemplated by the Transaction Agreements, other than any such individual whose employment with RMT Partner and its Subsidiaries has been involuntarily terminated; or

(ii) induce, or attempt to induce, any Person described in Section 1.13(a)(i) to terminate his or her employment with, or otherwise cease his or her relationship with, Spinco or any of Spinco’s Subsidiaries or RMT Partner or its Subsidiaries, as applicable;

provided, that nothing in this Section 1.13(a) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Spinco or any of Spinco’s Subsidiaries or RMT Partner or any of its Subsidiaries or (subject to the last sentence hereof) any hiring as a result thereof, so long as Remainco or any member of the Remainco Group has not encouraged or advised such firm to approach any such employee.

Notwithstanding the foregoing, during the first twelve (12) months of the Non-Solicitation Period, Remainco shall not, and shall cause each member of the Remainco Group not to, without the prior written Consent of RMT Partner, directly or indirectly, hire any Non-Consenting Employee described in Section 1.13(a)(i)(C).

(b) Each of RMT Partner, and, following the Spinco Distribution Date, Spinco, agrees that, during the Non-Solicitation Period, it shall not, and shall cause each member of the Spinco Group not to, without the prior written Consent of Remainco, directly or indirectly,

(i) solicit for employment or engagement (whether as an employee, consultant or otherwise) any individual who (A) is an employee of Remainco or any of its Subsidiaries as of immediately following the Spinco Distribution or any time thereafter, other than any such employee whose employment with Remainco and its Subsidiaries following the Spinco Distribution has been involuntarily terminated, or (B) is a Non-Consenting Employee who received severance pay or benefits as a result of being a Non-Consenting Employee, or

(ii) induce, or attempt to induce, any Person described in Section 1.13(b)(i) to terminate his or her employment with, or otherwise cease his or her relationship with, Remainco or any of Remainco’s Subsidiaries;

provided, that nothing in this Section 1.13(b) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of Remainco or any of Remainco’s Subsidiaries or (subject to the last sentence hereof) any hiring as a result thereof, so long as neither RMT Partner nor Spinco or any member of the Spinco Group has encouraged or advised such firm to approach any such employee.

Notwithstanding the foregoing, during the first twelve (12) months of the Non-Solicitation Period, RMT Partner, and following the Spinco Distribution Date, Spinco, shall not, and shall cause each member of the Spinco Group not to, without the prior written Consent of Remainco, directly or indirectly, hire any Non-Consenting Employee described in Section 1.13(b)(i)(B).

(c) The Parties agree that irreparable damage would occur in the event that the provisions of this Section 1.13 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 1.13 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

(d) The obligations set forth in this Section 1.13 are in addition to, and shall not supersede, the non-solicitation obligations set forth in the Confidentiality Agreement.

Section 1.14 Payroll and Related Taxes.

(a) In General.

(i) Except as provided in clause (ii) below, each entity that is the employing legal entity of any Spinco Employee during any portion of the calendar year in which the Spinco Distribution occurs shall, in respect of the period of its employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments, union dues and Benefit Plan contributions) and Tax reporting obligations (including delivery of a Form W-2 or similar earnings statement covering such year). The applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted.

(ii) Where a payroll period for any Spinco Employee does not end on the Spinco Distribution Date, the entity that is the employing legal entity of the Spinco Employee at the end of the payroll period that is in process on the Spinco Distribution Date shall process payroll for the Spinco Employee in respect of such entire payroll period and remit to the entity that was the employing legal entity at the beginning of the payroll period any amounts withheld from or otherwise owing in respect of the payment (whether in respect of Taxes, Benefit Plan contributions or otherwise) in respect of the portion of the payroll period preceding the Spinco Distribution Date.

(b) Tax Restart and Cooperation. Remainco and Spinco shall use commercially reasonable efforts to cooperate with each other and with third-party providers to comply with the provisions of subsection (a) above; to avoid the restart of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (FICA), or the United States Federal Unemployment Tax Act, as amended (FUTA) on or after the Spinco Distribution Date with respect to Spinco Employees; to effectuate withholding and remittance of Taxes, required tax reporting and correction of overpayment or underpayment of compensation prior to the Spinco Distribution Date; and to respond to any inquiries or audits from any Governmental Entity with respect to employment Taxes, in each of the foregoing cases, in a timely, efficient and appropriate manner.

(c) Tax Deductions. Spinco or the applicable Spinco Group shall be entitled to all Tax deductions or the benefit of Tax deductions with respect to all Spinco Employee Liabilities. Remainco or the applicable Remainco Group shall be entitled to all Tax deductions or the benefit of such Tax deductions with respect to all Remainco Employee Liabilities.

Section 1.15 Responsible Party.

(a) Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party; provided, that, at no point shall such assignment relieve any Party of its obligations hereunder. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

(b) The Parties acknowledge that, for administrative or other reasons, a Party or a member of its respective Group may be required to take actions under applicable Law, Benefit Plan, Spinco Labor Agreement or otherwise that may cause it to incur a Liability that it has not Assumed pursuant to this Agreement. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied by the Requesting Party or its Affiliates that are, or that have been made pursuant to this Agreement, an Assumed Liability of the other Party to this Agreement. Any such reimbursement shall (i) be equal to the cost actually incurred by the Requesting Party, less the present value of any item of loss, deduction or credit which decreases net Taxes paid or payable by the Requesting Party as a result of such cost (it being understood that such amounts shall be reasonably determined in good faith by the Requesting Party in consultation with the other Parties) and (ii) be submitted to the other Party within sixty (60) days of the payment by the Requesting Party of such costs.

(c) Without limiting Section 4.12, the Parties agree that, to the extent a Liability addressed in this Agreement is treated as “Indebtedness” within the meaning of the Separation Agreement and also subject to reimbursement hereunder, the Parties will cooperate to coordinate such Liability’s treatment in a manner that avoids its being double counted against a Party.

Section 1.16 RMT Partner Guaranty. Subject to, and effective upon the Effective Time:

(a) RMT Partner, in order to induce Remainco to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably and as a primary obligation (and not as surety only) guarantees (the “RMT Partner Guaranty”) each and every covenant, agreement and other obligation of Spinco and the Spinco Group, including the due, punctual and full payment and performance of Spinco’s (including its permitted designees’ and assigns’) and the Spinco Group’s obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of Spinco’s covenants herein). If Spinco or any member of the Spinco Group fails or refuses to pay or perform any such obligations, RMT Partner shall promptly pay or perform such obligations after any such failure or refusal, as applicable; provided, that this RMT Partner Guaranty constitutes an independent guaranty of payment and is not conditioned on or contingent upon any attempt to enforce in whole or in part any obligations of Spinco or any member of the Spinco Group by Remainco (or the existence or continuance of Spinco as a legal entity).

(b) This RMT Partner Guaranty is a guarantee of payment and performance, and not of collection, and RMT Partner acknowledges and agrees that this RMT Partner Guaranty is full and unconditional, and no release or extinguishment of Spinco’s and/or its designees’ or assigns’ or any member of the Spinco Group’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this RMT Partner Guaranty. RMT Partner hereby waives: (i) any right to require Remainco, as a condition of payment or performance by RMT Partner of any obligations of Spinco hereunder, to proceed against Spinco or any member of the Spinco Group (whether pursuant to this Agreement, the Separation Agreement or otherwise) or pursue any other remedy whatsoever in the event that Spinco or any member of the Spinco Group fails to perform its obligations hereunder and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate guarantors or sureties (including diligence, presentment, demand of payment, protest and notice, and any requirement that any Person exhaust any right, power or remedy or proceed against Spinco or any member of the Spinco Group under this Agreement or any other agreement referred to herein).

(c) The RMT Partner Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the obligations of Spinco or any member of the Spinco Group is rescinded or must otherwise be restored, returned or rejected for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Spinco or any member of the Spinco Group, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Spinco or any member of the Spinco Group or any substantial part of its or their property, all as though such payments had not been made. RMT Partner hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against Remainco or any member of the Remainco Group. Notwithstanding anything to the contrary herein, the obligations of RMT Partner hereunder are unconditional and irrevocable and will not be affected, released, terminated, discharged or impaired, in whole or in part, by: (i) any modification of, or amendment or supplement to, this Agreement except any amendment executed by all of the Parties that expressly provides otherwise; (ii) any furnishing or acceptance of security or exchange or release of any security; (iii) any inaction or nonexercise of any right, remedy or power with respect to Remainco; (iv) the consolidation or merger of Spinco or any member of the Spinco Group with or into any other entity or the sale, lease or disposition by Spinco or any member of the Spinco Group of all or substantially all of its assets to any other entity; or (v) any change in the structure of Remainco.

(d) Without limiting in any way the foregoing, following the Merger, RMT Partner agrees to cause, and to take all actions to enable, Spinco and the members of the Spinco Group to adhere to each provision of the Agreement which requires an act or omission on the part of Spinco or any member of the Spinco Group or any of its or their Affiliates to cause or enable Spinco and the Spinco Group to comply with their obligations under this Agreement.

Section 1.17 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Spinco Employee, Former Spinco Business Employee or other former, current or future employee of the Remainco Group or Spinco Group under any Remainco Benefit Plan, Spinco Benefit Plan or Spinco Future Benefit Plan.

Section 1.18 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Remainco Group or Spinco Group or RMT Partner from amending, terminating or otherwise modifying any Benefit Plan in accordance with the terms thereof at any time prior to, on or after the Spinco Distribution Date.

Section 1.19 Pension Adjustment.

(a) As promptly as practicable following the Closing Date, but in no event more than two hundred seventy (270) days following the Closing Date, Remainco shall prepare and deliver to RMT Partner a statement (the “Pension Funding Statement”) that sets forth (together with information in a manner sufficient to demonstrate how it determined such amount) the Pension Funding Amount.

(b) RMT Partner shall have a period of not more than ninety (90) Business Days following delivery of the Pension Funding Statement and supporting materials in accordance with subsection (a) above during which to review the Pension Funding Statement and supporting materials and to notify Remainco if it believes the calculation of the Pension Funding Amount contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement or that otherwise violate applicable Law.

(i) If and to the extent RMT Partner shall fail to so notify Remainco of any such dispute, then the Pension Funding Amount reflected in the Pension Funding Statement shall be deemed agreed for purposes of this Agreement.

(ii) If and to the extent RMT Partner shall so notify Remainco of any such dispute, Remainco and RMT Partner shall collaboratively work together and cooperate in good faith to resolve such dispute as promptly as possible, and upon resolution, the Pension Funding Amount reflected in the Pension Funding Statements (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement.

(iii) If and to the extent Remainco and RMT Partner fail to resolve any such dispute with respect to the Pension Funding Amount (or a part thereof) attributable to any country within sixty (60) days after notice of the dispute, Remainco and RMT Partner shall choose an independent actuary (i.e., an actuarial firm that is nationally recognized in such country other than any actuary regularly used by Remainco or RMT Partner); provided, however, that if Remainco and RMT Partner cannot mutually agree on the identity of the independent actuary within five (5) Business Days, then Remainco and RMT Partner shall on the next Business Day each identify an actuarial firm (other than one regularly used by Remainco or RMT Partner), and the independent actuary shall be selected by lot from these two firms by Remainco and RMT Partner, and provided further that if such actuary identified by lot shall not agree to serve within five (5) Business Days, then additional actuarial firms shall be identified in accordance with the foregoing procedures until one shall agree to serve (such independent actuary determined in accordance with this parenthetical, the “Independent Actuary”)). Remainco and RMT Partner shall require the Independent Actuary to determine whether the Pension Funding Statement contains mathematical errors or is based on actuarial or other assumptions inconsistent with the terms of this Agreement. Remainco and RMT Partner shall instruct the Independent Actuary to use every reasonable commercial effort to perform its services within thirty (30) days of submission of the Pension Funding Statement and supporting materials to it and, in any case, as promptly as practicable after submission. The determination of the Independent Actuary shall be final and binding on Remainco and RMT Partner, and the Pension Funding Amount reflected in the Pension Funding Statement (as adjusted to reflect the settlement of any dispute) shall be deemed agreed for purposes of this Agreement. Remainco and RMT Partner shall bear its own costs in connection with the cooperation with the Independent Actuary and each bear one-half of the costs of the Independent Actuary.

(c) No later than twenty (20) Business Days following the determination of the Pension Funding Amount in accordance with subsection (b) above:

(i) In the event that the Pension Funding Amount exceeds two hundred twenty million dollars ($220,000,000), Remainco shall make a cash payment to RMT Partner in U.S. dollars in an amount equal to the absolute tax-effected value of the difference (calculated using the highest marginal corporate U.S. federal income tax rate applicable as of the Closing and determined without regard to whether a tax deduction is actually available); and

(ii) In the event that the Pension Funding Amount is less than two hundred twenty million dollars ($220,000,000), RMT Partner shall make a cash payment to Remainco in U.S. dollars in an amount equal to the absolute tax-effected value of the difference (calculated using the highest marginal corporate U.S. federal income tax rate applicable as of the Closing and determined without regard to whether a tax deduction is actually available).

Section 1.20 Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Remainco Group or Spinco Group or to provide any recall or similar rights to an individual on layoff or any type of leave of absence or, except as otherwise specifically provided in this Agreement, as a commitment to any Spinco Employee or other current or former employee of the Remainco Group or Spinco Group on the part of the Remainco Group or Spinco Group to continue the compensation or benefits of any individual for any period. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Spinco Employee or other current or former employee, officer, director or contractor of the Remainco Group or Spinco Group, other than the Parties and their respective successors and assigns or (ii) shall constitute an amendment or other modification of any Benefit Plan established or maintained by a member of the Remainco Group or Spinco Group or RMT Partner.

Section 1.21 Effective Time. This Agreement shall be effective as of immediately prior to the Spinco Distribution (the “Effective Time”) and shall cease to be of any force or effect if and when the Separation Agreement is terminated.

ARTICLE II

UNITED STATES

The provisions of this Article II apply only in respect of matters that arise in respect of the employment of individuals within the United States or the termination thereof and shall apply notwithstanding any provision in Article I above.

Section 2.01 Payment of U.S. Grandfathered Vacation Benefits. Notwithstanding anything to the contrary in this Agreement, except to the extent prohibited by an applicable Law or a Spinco Labor Agreement, as soon as administratively practicable following the Spinco Distribution Date (and no later than the earlier of the dates required by applicable Law or Spinco Labor Agreement, in each case, to the extent applicable), Remainco shall pay out to each Spinco Employee in the U.S. all earned but unused vacation benefits remaining in the employee’s 2014 Bank (as defined in the E. I. du Pont de Nemours and Company Vacation Plan, adopted as of January 1, 1934 and amended as of December 31, 2014), based on the employee’s hourly rate of pay or average hourly earnings as of December 31, 2014 (the vacation benefits described in this Section 2.01, “U.S. Grandfathered Time”),and Spinco shall reimburse Remainco or the applicable member of the Remainco Group for the amount of any such payments.

Section 2.02 U.S. Tax-Qualified Defined Contribution Plans. Effective as of the Spinco Distribution Date, contributions under the DuPont Retirement Savings Plan (the “Remainco U.S. Savings Plan”), in respect of Spinco Employees who participated in the Remainco U.S. Savings Plan (each, a “U.S. Savings Plan Participant”), shall cease. Effective as of the Spinco Distribution Date, Remainco shall vest the account balances in the Remainco U.S. Savings Plan of all U.S. Savings Plan Participants. If the payroll period of a U.S. Savings Plan Participant begins before and ends after the Spinco Distribution Date, Spinco shall reimburse Remainco or the applicable member of the Remainco Group for any matching contribution made by a member of the Remainco Group to the account in the Remainco U.S. Savings Plan of the U.S. Savings Plan Participant in respect of that portion of the payroll period preceding the Spinco Distribution Date. Effective as of immediately following the Spinco Distribution Date, Spinco shall maintain a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “Spinco U.S. Savings Plan”) and permit Remainco U.S. Savings Plan Participants to participate therein effective as of the Spinco Distribution Date; provided, however, that RMT Partner may elect, at any time prior to the Spinco Distribution Date, to designate a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code and is sponsored by RMT Partner or any of its Subsidiaries to serve as the Spinco U.S. Savings Plan in lieu of Spinco’s establishment of a new defined contribution retirement plan. Spinco (or RMT Partner if applicable) shall cause the trustee of the applicable Spinco U.S. Savings Plan to accept as a direct rollover (within the meaning of Section 401(a)(31) of the Code), including a rollover in kind of participant loan balances that are not then in default, any distribution from the Remainco U.S. Savings Plan to the extent the request of such rollover is initiated by a Spinco U.S. Savings Plan Participant, and such rollover shall not cause the Spinco U.S. Savings Plan to fail to satisfy the requirements of Section 401(a) of the Code.

Section 2.03 U.S. Tax-Qualified Defined Benefit Plans. For the avoidance of doubt, no member of the Spinco Group shall Assume any Assets or Liabilities (including with respect to Actions) in respect of any Benefit Plan maintained or previously maintained by Remainco, its current or former Affiliates or any of their respective predecessors or former Affiliates that is a U.S. defined benefit pension plan intended to satisfy the requirements of Section 401(a) of the Code. Without limiting the foregoing, Remainco or a member of its Group shall Assume any and all Liabilities of any member of the Spinco Group under or otherwise in respect of the DuPont Pension and Retirement Plan, the Dow Employees’ Pension Plan and the Union Carbide Employees’ Pension Plan, including any Actions in respect thereof.

Section 2.04 Non-Qualified Deferred Compensation Plans. Effective as of the Spinco Distribution Date, Spinco or RMT Partner shall establish a trust (the “New Rabbi Trust”) with terms substantially identical to that maintained pursuant to the Amended and Restated DuPont de Nemours, Inc. Trust Agreement (the “Existing Rabbi Trust”). Other than with respect to the Remainco Pension Restoration Plan, (which for the avoidance of doubt the Liabilities in respect thereto will be Remainco Employee Liabilities), Remainco shall direct the trustee of the Existing Rabbi Trust to Transfer to the trustee of the New Rabbi Trust, in kind, such portion of the “Plan Accounts” and any related Assets under the Existing Rabbi Trust attributable to each U.S. nonqualified deferred compensation plan listed on Schedule 2.04 hereto to the extent such arrangement covers a Spinco Employee or a Former Spinco Business Employee.

Section 2.05 Workers’ Compensation Claims. Without limiting Section 1.02 and without regard to the legal entity obligated to discharge such Liabilities under applicable Law, Spinco shall be responsible for and Assume all Liabilities related to all claims for workers’ compensation benefits and coverage which are incurred (a) on or following the Spinco Distribution Date by Spinco Employees or (b) prior to the Spinco Distribution Date by Spinco Employees, and in each case, Spinco shall be responsible for the administration of all such claims. If Spinco is unable to Assume any such Liability or the administration of any such claim because of applicable Law or Contract, Remainco, or the applicable member of the Remainco Group, shall administer and/or discharge such Liabilities, as applicable, and Spinco or a member of the Spinco Group shall reimburse Remainco, or the applicable member of the Remainco Group, for all such Liabilities.

Section 2.06 Employment Loss or Layoff.

(a) On or before the Closing Date, Remainco shall provide a list of the name and site of employment of any and all employees of Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group, located at (or, for sales employees or other employees not based at a site, reporting up to) any site in the United States where Spinco Employees are located, who have experienced, or will experience, an employment loss or layoff as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law (the “WARN Act”), within ninety (90) days prior to the Closing Date. Remainco shall update this list up to and including the Closing Date (such list, the “WARN List”).

(b) For a period of ninety (90) days after the Closing Date, Spinco and RMT Partner shall not, and shall cause each member of the Spinco Group not to, engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Spinco or a member of the Spinco Group, which, if required under the WARN Act to be aggregated with any layoffs prior to the Closing set forth on the WARN List, would trigger the WARN Act.

ARTICLE III

DEFINED TERMS

Section 3.01 Certain Defined Terms. Except as noted in Section 3.02, terms used herein shall have the meanings defined below. Capitalized terms used in this Agreement but not defined herein shall have the respective meaning ascribed to them in the Separation Agreement.

“Action” shall have the meaning ascribed to it in the Separation Agreement.

“Affiliate” shall have the meaning ascribed to it in the Separation Agreement.

“Assets” shall have the meaning ascribed to it in the Separation Agreement.

“Assume” shall mean to accept, assume, agree to pay, discharge, fulfill, honor, retain, and, to the extent applicable, comply with and defend on a timely basis. The terms “Assumed” and “Assumptions” shall have the correlative meaning.

“Benefit Plans” mean all compensation and benefit plans, programs, agreements, policies or arrangements, including any employment, severance, welfare (including medical, dental, vision and life insurance), cafeteria, retirement, savings and other deferred compensation plans, programs, agreements, policies or arrangements.

“Business Day” shall have the meaning ascribed to it in the Merger Agreement.

“Closing” shall have the meaning ascribed to it in the Separation Agreement.

“Closing Date” shall have the meaning ascribed to it in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning ascribed to it in the Merger Agreement.

“Confidentiality Agreement” means that certain letter agreement by and between Remainco and RMT Partner, dated September 9, 2019, as supplemented from time to time.

“Consents” shall have the meaning ascribed to it in the Separation Agreement.

“Contracts” shall have the meaning ascribed to it in the Separation Agreement.

“Conversion Equity Award” means each Remainco Equity Award that is outstanding and held by a Spinco Employee as of immediately before the Spinco Distribution.

“Employee Liabilities” means all Liabilities of Remainco, Spinco, members of their respective Groups and predecessors and former Affiliates of the foregoing, arising out of, by reason of, or otherwise in connection with, the prospective employment or engagement of, the employment or engagement of, or termination of the employment or engagement of, any employee or individual service provider (including global employee mobility).

“Employee Representative Body” means any union, works council, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

“Equity Adjustment Ratio” means a fraction, (a) the numerator of which is the volume-weighted average price of a share of Remainco Common Stock on the New York Stock Exchange (“NYSE”) trading on the “regular way” basis on NYSE for each of the twenty (20) trading days immediately preceding the Spinco Distribution Date, and (b) the denominator of which is the volume-weighted average of a share of RMT Partner Common Stock on NYSE trading on the “regular way” basis on NYSE for each of the twenty (20) trading days immediately preceding the Closing Date.

“Former Spinco Business Employee” means any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Remainco, Spinco or a member of their respective Groups, or any of their respective predecessors or former Affiliates and who, upon his or her last termination of employment with all members of the Spinco Group and Remainco Group and their respective predecessors or former Affiliates (a) was identified in the HRIS system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the Spinco Business or (b) otherwise upon such termination of employment was primarily dedicated to the Spinco Business as evidenced by the records of Remainco, Spinco or their respective Groups. For the avoidance of doubt, no Non-Consenting Employee will be considered a Former Spinco Business Employee.

“Governmental Entity” shall have the meaning ascribed to it in the Separation Agreement.

“Group” means (a) with respect to Spinco, the Spinco Group; and (b) with respect to Remainco, the Remainco Group.

“Law” shall have the meaning ascribed to it in the Separation Agreement.

“Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Merger” shall have the meaning ascribed to it in the Separation Agreement.

“Merger Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Non-Consenting Employee” means any individual who otherwise would be a Spinco Employee pursuant to Section 1.01(a) of this Agreement (if Non-Consenting Employees were not excluded from the definition of Spinco Employees pursuant to Section 1.01(a)), who has the right under applicable Law or applicable Spinco Labor Agreement to object to, opt out of, refuse to Consent to, or otherwise fail to acquiesce to, and who has (a) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to Spinco or a member of its Group by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (b) validly refused to Consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of Spinco or member of its Group, or (c) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her Consent to employment with or validly rejecting his or her transfer to, Spinco or a member of its Group, in accordance with and to the extent permitted by applicable Law or an applicable Spinco Labor Agreement.

“Pension Assets means the aggregate fair market value as of the Closing Date of the Assets attributable to the Pension Liabilities.

“Pension Funding Amount means the amount, whether positive or negative, of the Pension Liabilities minus the Pension Assets.

“Pension Liabilities means, in respect of the Pension Plans, the projected benefit obligations as of the Closing Date that are Assumed by Spinco or RMT Partner in accordance with this Agreement. Such projected benefit obligations will be determined on the basis of the methodology and assumptions utilized in the balance sheet of the audited financial statements of Remainco for the year ending December 31, 2019 (or, if the Closing Date occurs in 2021, in the balance sheet of the audited financial statements of Remainco for the year ending December 31, 2020), the actual demographics as of the Closing Date and with regard to creditable service performed on or before the Closing Date.

“Pension Plan means each Remainco Benefit Plan or Spinco Benefit Plan as of the Closing Date that is a defined benefit pension plan maintained in a jurisdiction outside the United States.

“Permitted Transfers” shall have the meaning ascribed to it in the Merger Agreement.

“Person” shall have the meaning ascribed to it in the Separation Agreement.

“Polysaccharides Business” means the operations of the Remainco Group and Spinco Group, as of the date hereof, attributable to polysaccharide products (glucans and fructans, including derivatives thereof) made with proprietary enzymatic polymerization technology which may also be and further customized with derivatization chemistries, serving a variety of end use markets, including Home & Personal Care, Fibers & Composites, Paper & Packaging, Coatings & Adhesives, Food & Beverage, and Pharmaceutical Excipients.

“Remainco Benefit Plan” means any Benefit Plan sponsored or maintained by Remainco or any member of the Remainco Group.

“Remainco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Common Stock” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Employee” means an employee of a member of the Remainco Group, other than a Spinco Employee or a Non-Consenting Employee.

“Remainco Employee Assets” means, to the extent attributable to an Employee Liability, all Assets of any member of the Remainco Group or Spinco Group, exclusive of Spinco Employee Assets.

“Remainco Employee Liabilities” mean (a) other than any such Liabilities Assumed by Spinco or a member of the Spinco Group pursuant to this Agreement, (i) all Employee Liabilities with respect to any current or former employee or individual service provider of Remainco or a member of the Remainco Group or Spinco or a member of the Spinco Group, in each case, other than a Spinco Employee or a Former Spinco Business Employee and (ii) all Liabilities in respect of any Remainco Benefit Plan, and (b) all Employee Liabilities with respect to Spinco Employees or Former Spinco Business Employees Assumed by Remainco or a member of the Remainco Group pursuant to this Agreement, in either case of (a) or (b), regardless of (i) when or where such Liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on, or subsequent to the Spinco Distribution Date; (iii) where or against whom such Liabilities are asserted or determined and whether Spinco or a member of the Spinco Group is responsible for delivering any compensation or benefit attributable to such Liability; and (iv) which entity is named in any Action associated with any Liability.

“Remainco Equity Award” means each Remainco Option, Remainco Stock Appreciation Right, Remainco RSU Award, Remainco Restricted Stock Award, Remainco PSU Award and other equity incentive compensation award that was granted under one of the Remainco Stock Plans.

“Remainco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Remainco Option” means an option to purchase shares of Remainco Common Stock.

“Remainco PSU Award” means a unit representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a performance-based vesting requirement.

“Remainco Restricted Stock Award” means a restricted stock award in respect of shares of Remainco Common Stock.

“Remainco RSU Award” means a unit representing a general unsecured promise by Remainco to deliver a share of Remainco Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“Remainco Severance Plan” means any Remainco Benefit Plan that provides Severance.

“Remainco Stock Appreciation Right” means a stock appreciation right in respect of Remainco Common Stock.

“Remainco Stock Plans” means, collectively, the DuPont Omnibus Incentive Plan and any other equity incentive compensation plan or arrangement maintained by Remainco as of immediately before the Spinco Distribution.

“RMT Partner Common Stock” shall have the meaning ascribed to it in Section 1.01 of the Separation Agreement.

“RMT Partner Option” means an option to purchase shares of RMT Partner Common Stock.

“RMT Partner Restricted Stock Award” means a restricted stock award in respect of shares of RMT Partner Common Stock.

“RMT Partner RSU Award” means a unit representing a general unsecured promise by RMT Partner to deliver a share of RMT Partner Common Stock, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement (other than a performance based vesting requirement).

“RMT Partner Stock Appreciation Right” means a stock appreciation right in respect of RMT Partner Common Stock.

“Separation” shall have the meaning ascribed to it in the Separation Agreement.

“Severance” means any severance, redundancy or other similar separation benefit.

“Spinco Benefit Plan” means any Benefit Plan sponsored or maintained by Spinco or any member of the Spinco Group that is in place immediately prior to the Spinco Distribution.

“Spinco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Employee Assets” means, to the extent attributable to a Spinco Employee Liability, all Assets of any member of the Remainco Group or Spinco Group set aside in a trust or other funding vehicle or otherwise designated to fund such Spinco Employee Liability and any Assets that this Agreement expressly provides are to be Assumed by Spinco or a member of its Group.

“Spinco Employee Liabilities” mean (a) all Employee Liabilities with respect to any Spinco Employee, any other individual service provider who as of immediately prior to the Spinco Distribution is providing services to a member of the Spinco Group or otherwise primarily in respect of the Spinco Business, or any Former Spinco Business Employee (other than the Remainco Employee Liabilities set forth in clause (b) of the definition thereof), and (b) all other Liabilities Assumed by Spinco or a member of the Spinco Group under this Agreement, in either case of (a) or (b), regardless of (i) when or where such Liabilities arose; (ii) whether the facts upon which they are based occurred prior to, on, or subsequent to the Spinco Distribution Date; (iii) where or against whom such Liabilities are asserted or determined and whether Remainco or Spinco or a member of the Remainco or Spinco Group is responsible for delivering any compensation or benefit attributable to such Liability; and (iv) which entity is named in any Action associated with any Liability.

“Spinco Entities” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Future Benefit Plan” means any Benefit Plan that Spinco or any member of the Spinco Group assumes, adopts, establishes or begins sponsoring, maintaining, or contributing to on or after the Spinco Distribution Date.

“Spinco Group” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.

“STD/LTD Employee” means (i) any individual who is receiving (or who has applied for and then receives) short term or long term disability benefits or short term or long term income replacement benefits from Remainco or a member of the Remainco Group or is otherwise treated by any such entity as being on short term or long term sick leave or disability status under the applicable Law in the applicable jurisdiction and (ii) any Spinco Employee whose employment is otherwise mandatorily suspended as of the Spinco Distribution Date pursuant to suspension of employment causes set forth by applicable Law.

“Subsidiary” shall have the meaning ascribed to it in the Separation Agreement.

“Third Party” shall have the meaning ascribed to it in the Separation Agreement.

“Tax” shall have the meaning ascribed to it in the Separation Agreement.

“Transaction Agreements” shall have the meaning ascribed to it in the Separation Agreement.

“Transfer” shall have the meaning ascribed to it in the Separation Agreement.

Section 3.02 Other Defined Terms in this Agreement. The following terms have the meanings set forth in the Sections of this Agreement set forth below:

Definition	Location in Agreement
Agreement	Preamble
Delayed Employment Date	1.01(c)
Delayed Employment Employee	1.01(c)
Independent Actuary	1.19(b)(iii)
Effective Time	1.21
Existing Rabbi Trust	2.04
New Rabbi Trust	2.04
Non-Solicitation Period	1.13(a)
Parties	Preamble
Party	Preamble
Pension Funding Statement	1.19(a)
Plan Accounts	2.04
Remainco	Preamble
Remainco Claimant(s)	1.02(d)(i)
Remainco U.S. Savings Plan	2.02
Requesting Party	1.15(b)
Return from STD/LTD Date	1.01(d)
Returning STD/LTD Employee	1.01(d)
RMT Partner	Preamble
RMT Partner Guaranty	1.16(a)
Separation Agreement	Recitals
Spinco	Preamble
Spinco Assumed Vacation Liabilities	1.07(a)
Spinco Claimant(s)	1.02(d)(i)
Spinco Dedicated Employee	1.01(a)(i)
Spinco Employee	1.01(a)
Spinco U.S. Savings Plan	2.02
U.S. Grandfathered Time	2.01
U.S. Savings Plan Participant	2.02
WARN Act	2.06(a)
WARN List	2.06(a)

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 Miscellaneous. Section 1.2 (References; Interpretation) of Article I (Definitions and Interpretation); Article IX (Dispute Resolution); and Sections 11.5 (Notices), 11.8 (Assignment), 11.11 (Payment Terms) and 11.21 (Tax Treatment of Payments) of Article XI (Miscellaneous) of the Separation Agreement are incorporated by reference herein as if the same had been set forth herein pari passu.

Section 4.02 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 4.03 Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 4.04 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 4.05 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 4.06 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to this Agreement or Article VII of the Separation Agreement).

Section 4.07 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 4.08 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any Liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 4.09 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 4.10 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss (as defined in the Separation Agreement). Accordingly, from and after the Spinco Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is thereby aggrieved shall, subject and pursuant to the terms of this Article IV (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein, or incorporated by reference herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 4.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 4.12 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of this Agreement or one or more of the following Sections of the Separation Agreement: Section 7.2, Section 7.3 and Section 7.4).

* * * * *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:	/s/ Marc Doyle
Name:	Marc Doyle
Title:	Chief Executive Officer

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Marc Doyle
Name:	Marc Doyle
Title:	President

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Andreas Fibig
Name:	Andreas Fibig
Title:	Chief Executive Officer and Chairman

[Signature Page to the Employee Matters Agreement]